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                                                                    EXHIBIT 11.1


                            JDA SOFTWARE GROUP, INC.

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
               (in thousands, except per share amounts; unaudited)




                                                                     Three Months Ended          Six Months Ended
                                                                         June 30,                    June 30,
                                                                         --------                    --------
                                                                    1997          1996          1997          1996
                                                                   -------       -------       -------       -------

Net income                                                         $ 2,590       $ 1,559       $ 4,903       $ 2,986

Weighted average shares:
      Common shares outstanding                                     13,040        12,183        13,024        11,682
      Common equivalent shares (1)                                      41             0            46             0
                                                                   -------       -------       -------       -------
          Total weighted average shares - primary                   13,081        12,183        13,070        11,682

      Incremental common equivalent shares (2)                         114             0            57             0
                                                                   -------       -------       -------       -------
          Total weighted average shares - fully diluted             13,195        12,183        13,127        11,682
                                                                   =======       =======       =======       =======

Primary net income per common and equivalent share                 $   .20       $   .13       $   .38       $   .26
                                                                   =======       =======       =======       =======

Fully diluted net income per common and equivalent share (3)       $   .20       $   .13       $   .37       $   .26
                                                                   =======       =======       =======       =======


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Notes:

1. Represents shares issuable upon exercise of outstanding stock options. Shares were calculated using the treasury stock method and average market values.

2. Represents incremental shares issuable upon exercise of outstanding stock options. The additional shares were calculated using the higher of the end of period or average market value.

3. This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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